Exhibit 99.1

Wrap Technologies, Inc. Reports Second Quarter 2023 Results and Major Acquisition

Major Acquisition Expands and Diversifies Solutions Portfolio; Management Reorganization, Cost Reduction, Additional Funding and Strong 2H 2023 Growth Forecast Announced.

TEMPE, Arizona – August 9, 2023 – Wrap Technologies, Inc. (Nasdaq: WRAP) (“Wrap” or the “Company”), a global leader in innovative public safety technologies and services, today announced financial and operating results for the second quarter ended June 30, 2023, as well as announced a major acquisition in the body cam and digital evidence management markets.

Acquisition Announcement

Wrap has executed a purchase agreement for the acquisition of Intrensic, LLC (“Intrensic”), a trailblazer in the field of digital evidence management and body worn cameras. The strategic acquisition was concluded through the purchase of 100% of the membership interest for $500,000 in cash and 1,250,000 shares of WRAP common stock. The transaction is expected to close in the next few days.

The strategic integration of Intrensic offerings into Wrap Technologies’ portfolio creates a future rich with innovation and opportunities. Combining the companies’ forces empowers Wrap to offer a more comprehensive suite of solutions, making Wrap a one-stop shop for law enforcement and security technology needs. By tapping into Intrensic’s expertise in digital evidence management, Wrap expands its capabilities, creating a robust, fully integrated technology ecosystem. This not only allows Wrap to better serve its existing customer base, but also attract new clients seeking end-to-end, technologically advanced solutions. Furthermore, this merger fosters cross-pollination of ideas, propelling us further along our journey of tenacious innovation. This synergy positions Wrap for significant growth, and ultimately, enhances shareholder value in the long term.

Intrensic's expertise in digital evidence management systems and body worn cameras will significantly extend Wrap's capabilities, presenting a more comprehensive and integrated set of solutions to its diverse customer base across the globe.

Second Quarter and Recent Highlights

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April 2023: Appointed Kevin Mullins as Chief Executive Officer and Director. As Company President, Mullins led many of the Company’s initial cost containment initiatives as well as redefining the sales team and operations efforts, and large customer acquisitions over the past year. He is an experienced corporate leader with a track record of taking public safety technology companies from concept to growth to profitability.

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April 2023: Appointed Bruce Bernstein, an experienced investment professional and leader in the securities industry, and Marc Savas, a skilled executive with a strong track record of accelerating revenue growth for companies, to the Board of Directors.

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May 2023:  Announced Kevin Mullins’ vision to redirect Wrap Technologies from a product-focused organization to a mission-based solutions provider, setting the stage for purpose-driven innovation and growth.

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June 2023: Announced that over the past four months, the Company has seen a remarkable increase of almost 90% in new agencies purchasing Wrap Technologies' solutions compared to the previous four-month period.

●	June 2023: Announced Wrap Reality outperforms 2022's total sales in just six months, revolutionizing immersive learning experiences for law enforcement.

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July 2023: Closed on a new preferred stock and warrants offering pursuant to a securities purchase agreement with a founder and director of the Company and certain accredited and institutional investors. The gross proceeds of the offering were approximately $10 million.

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August 2023: Announced the acquisition of Intrensic, LLC propelling the company into the body cam and evidence on the Cloud® services to provide a full suite of solutions from training through on-scene capabilities and post incident management.

Management Commentary

"I am delighted to report that Wrap Technologies' second quarter of 2023 has been nothing short of outstanding with regard to restructuring and setting the business up for future success,” said Kevin Mullins, Chief Executive Officer of Wrap. “While our overall results were in line with the prior year period due to the timing of larger international orders, we still achieved a record in Wrap RealityTM sales and have seen a significant surge in customer demand for both Wrap RealityTM and BolaWrap®. This strong performance lays a solid foundation for a strong second half of the year, which we approach with confidence and excitement.”

“Additionally, we've recently undertaken substantial strides in expanding our sales team. Our enhanced team, now larger and more diverse, is equipped to respond to the growing demand for our solutions in both domestic and international markets. The international market in particular presents vast potential and we are redoubling our efforts to maximize these opportunities. On behalf of the entire Wrap Technologies team, I'd like to extend a warm welcome to our new board members. Their rich industry expertise and diverse insights will be invaluable to our strategic direction and growth.”

“Our core solution, BolaWrap,® continues to gain momentum with law enforcement worldwide. We anticipate robust growth in BolaWrap sales from both existing and new departments. We are also in advanced discussions for potentially large international orders that underscore the device’s global appeal. In addition, we have solidified our Wrap RealityTM virtual reality training platform with our scenario-based approach, and are on a trajectory to rapidly increase the number of unique scenarios designed to enhance officer critical decision-making skills in high stress situations.

“Today we also announced the acquisition of Intrensic, a state-of-the-art digital evidence management system and body-worn camera company that aligns perfectly with our strategic vision to strengthen and diversify our offerings in the law enforcement and security market. This agreement will help Wrap in its commitment to empowering law enforcement worldwide with a diverse suite of tools as the nature of policing continues to evolve. With the acquisition of Intrensic, we intend to offer a more comprehensive suite of solutions, making Wrap a one-stop shop for law enforcement and security technology needs. This acquisition expands Wrap's current capabilities and creates a robust, fully integrated technology ecosystem that allows us to better serve existing departments with innovative law enforcement and security solutions and attract new partners seeking end-to-end, advanced technologically options. Looking ahead, we are prepared to break new ground in connectivity solutions for law enforcement. Leveraging our expanded team and solutions suite, we are poised to make a significant impact on the efficiency, safety, and effectiveness of law enforcement operations worldwide.

“The company's performance in Q2 2023 set new benchmarks in certain areas, yet our journey has just begun. We are not only strengthening our current operations but are also investing in our future. With a clear vision and relentless drive, we remain committed to realizing the full potential of Wrap."

Key Performance Indicators (“KPIs”):

●	Trained law enforcement agencies during the second quarter of 2023 grew to more than 1,450, a 18% increase from the prior year period.

●	Certified officer instructors during the second quarter of 2023 grew to more than 4,827 a 16% increase from the prior year period.

●	Backlog was approximately $0.025 million at June 30, 2023.

Second Quarter 2023 Financial Results

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Net revenue increased 3% to $1.20 million from $1.17 million in the prior year period. Revenue in the Americas increased 7% to $1.2 million from $1.1 million in the prior year period, while international revenue was $0.03 million or approximately in line with the prior year period.

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Gross profit increased to $0.67 million (56% of net revenue), a 46% increase from $0.46 million (39% of net revenue) in the prior year period. The increase in gross profit was primarily the result of increased efficiencies in the costs associated with production of the BolaWrap® 150 and cost containment efforts in the second quarter of 2023.

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Sales, general and administrative (SG&A) expense increased $0.99 million, or 26%, to $4.75 million from $3.76 million in the prior year period. The increase in selling general and administrative expenses was the result of the Company incurring approximately $1.4 million of one-time items related to organizational changes including severance and legal fees that impacted operational expense. Excluding these one-time items, selling general and administrative expenses for the second quarter 2023 would have been $3.35 million or a 11% decrease from the prior year period.

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Research and development (R&D) expense decreased $0.47 million, or 32%, to $1.00 million from $1.48 million in the prior year period. The decrease in R&D expense was primarily the result of continuing cost management efforts as well as improving development costs associated with the BolaWrap® 150.

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Operating expense increased $0.51 million, or 10%, to $5.75 million from $5.24 million in the prior year period. The increase in operating expenses was the result of the Company incurring approximately $1.4 million of one-time items related to organizational changes including severance and legal fees that impacted operational expense. Excluding these one-time items, operational expense for the second quarter 2023 would have been $4.35 million or a 17% decrease from the prior year period.

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Net loss increased 6% to $(5.08) million, or $(0.12) per share, from $(4.78) million, or $(0.12) per share, in the prior year period. The decrease in net loss was primarily the result of one-time items related to the organizational changes made during the second quarter 2023 including $1.22 million of non-cash expense related to stock compensation. Excluding the one-time items, net loss for the second quarter 2023 would have been $3.68 million or a 23% improvement in Net loss from the prior year period.

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Cash, cash equivalents and short-term investments were $18.2 million as of June 30, 2023, compared to $19.3 million as of December 31, 2022. The cash balance as of June 30, 2023, included approximately $7.4 million of initial proceeds from the $10 million preferred stock and warrants offering that was in the process of closing. Excluding these partial proceeds, cash as of June 30, 2023 would have been $10.8 million. Final proceeds and disbursement of fees occurred at closing on July 5, 2023.

Financial Commentary

"We are pleased to report that the organizational changes implemented in the second quarter 2023 have notably improved our operational efficiency and positioned us for a productive second half,” said Chris DeAlmeida, Chief Financial Officer of Wrap. “Our unwavering focus on cost containment, coupled with our strategic efforts, is guiding us towards sustainable growth.

“Our operational expense for the quarter stood at $4.4 million, excluding one-time items related to the organizational changes we made in mid-April. This figure underscores our consistent efforts in managing operational costs even as we pursue strategic growth initiatives. We expect to see a further slight decline in operating expense in the third and fourth quarters as some changes in the second quarter were not implemented till the beginning of May.

“We are also excited to announce that the recent capital raise has strengthened our balance sheet with an additional net cash of approximately $9.14 million. These funds will serve as a catalyst for future growth opportunities and propel us in executing our growth strategy.

“In summary, our second quarter results epitomize our commitment to operational efficiency, fiscal discipline, and strategic growth, setting us on a promising trajectory for the rest of the year. Additionally, the acquisition of Intrensic will add immediate, accretive growth to our business."

Conference Call

Wrap will hold a conference call today, August 9, 2023, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss these results.

Wrap management will host a presentation, followed by a question-and-answer period.

Date: Wednesday, August 9, 2023
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Dial In Number: +1 (253) 215-8782
Meeting ID: 92168214509
Passcode: 890698
Webcast Link: Click here to register

Please join the call 5-10 minutes prior to the start time. A webcast recording of the call will be made available on the Company’s investor relations website.

If you have any difficulty connecting with the conference call, please contact Gateway Group at 949-574-3860.

About Wrap

Wrap Technologies, Inc. (Nasdaq: WRAP) is a leading global provider of advanced public safety solutions, integrating state-of-the-art technology, cutting-edge tools, and comprehensive services to address the complex, modern day challenges facing public safety organizations around the world. Guided by a no-harm principle, Wrap is dedicated to developing groundbreaking solutions that empower public safety agencies to safeguard the communities they serve in a manner that fosters stronger relationships and delivers positive public safety outcomes.

Wrap’s BolaWrap® solution encompasses an innovative and patented hand-held remote restraint device, strategically engineered with Wrap’s no-harm guiding principle to proactively deter escalation by deploying a Kevlar® tether that safely restrains individuals from a distance. Combined with BolaWrap® training, certified by the esteemed International Association of Directors of Law Enforcement Standards and Training (IADLEST), Wrap enables officers from over 900 agencies across the US and 60 countries around the world, with the expertise to effectively use BolaWrap® as an early intervention measure, mitigating potential risks and injuries, averting tragic outcomes.

Wrap Reality™, the Company’s advanced virtual reality training system, is a fully immersive training simulator and comprehensive public safety training platform equips first responders with the discipline and practice to prevent escalation, de-escalate conflicts, and apply appropriate tactical use-of-force measures to better perform in the field. By offering a growing range of real-life scenarios, Wrap Reality™ addresses the dynamic nature of modern law enforcement situations for positive public safety outcomes.

Wrap’s headquarters are in Tempe, Arizona. For more information, please visit wrap.com.

Connect with Wrap:
Wrap on Facebook
Wrap on Twitter
Wrap on LinkedIn

About Intrensic LLC

Intrensic LLC is a pioneer in the digital evidence management system. It provides comprehensive solutions for managing and securing digital evidence, helping law enforcement agencies and other organizations streamline their operations and ensure integrity and compliance with laws and regulations.

Use of Non-GAAP Information

Included in this press release are non-GAAP operational metrics regarding agencies and training, amounts of non-cash stock-based compensation expense and gross revenues before promotion discounts and incentives, which the Company believes provide helpful information to investors with respect to evaluating the Company’s performance.

Trademark Information

BolaWrap®, Wrap and Wrap RealityTM are trademarks of Wrap Technologies, Inc. All other trade names used herein are either trademarks or registered trademarks of the respective holders. Intrensic and Evidence on Cloud® are registered trade marks of Intrensic LLC. Now part of Wrap Technologies.

Cautionary Note on Forward-Looking Statements - Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to: statements regarding the Company's overall business; total addressable market; and expectations regarding future sales, expenses and break-even and profitability expectations. Words such as "expect", "anticipate", "should", "believe", "target", "project", "goals", "estimate", "potential", "predict", "may", "will", "could", "intend", and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Moreover, forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company's ability to successfully implement training programs for the use of its products; the Company's ability to manufacture and produce product for its customers; the Company's ability to develop sales for its new product solution; the acceptance of existing and future products, including the acceptance of the BolaWrap 150; the risk that distributor and customer orders for future deliveries are modified, rescheduled or cancelled in the normal course of business; the availability of funding to continue to finance operations; the complexity, expense and time associated with sales to law enforcement and government entities; the lengthy evaluation and sales cycle for the Company's product solution; product defects; litigation risks from alleged product-related injuries; risks of government regulations; the business impact of health crises or outbreaks of disease, such as epidemics or pandemics; the impact resulting from geopolitical conflicts and any resulting sanctions; the ability to obtain export licenses for countries outside of the US; the ability to obtain patents and defend IP against competitors; the impact of competitive products and solutions; and the Company's ability to maintain and enhance its brand, as well as other risk factors mentioned in the Company's most recent annual report on Form 10-K, quarterly report on Form 10-Q, and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Investor Relations Contact:
800.583.2652
ir@wrap.com

Media Relations Contact:
Leigh Anne Arnold
5W Public Relations
646-588-6165
Wrap@5wpr.com

Wrap Technologies, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(unaudited - dollars In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues:
Product sales	$1,034	$969	$1,650	$2,431
Other revenue	168	196	263	333
Total revenues	1,202	1,165	1,913	2,764
Cost of revenues	534	708	893	1,640
Gross profit (loss)	668	457	1,020	1,124

Operating expenses (i):
Selling, general and administrative	4,745	3,764	8,286	8,370
Research and development	1,002	1,476	2,073	2,971
Total operating expenses	5,747	5,240	10,359	11,341
Loss from operations	(5,079)	(4,783)	(9,339)	(10,217)

Other income (expense)	72	(2)	304	-
Net loss	$(5,007)	$(4,785)	$(9,035)	$(10,217)

Net loss per basic and diluted common share	$(0.12)	$(0.12)	$(0.22)	$(0.25)
Weighted average common shares used to compute net loss per basic and diluted common share	41,709,718	40,978,820	41,483,669	40,943,241

Comprehensive loss:
Net loss	$(5,007)	$(4,785)	$(9,035)	$(10,217)
Net unrealized gain (loss) on short-term investments	-	12	-	(11)
Comprehensive loss	$(5,007)	$(4,773)	$(9,035)	$(10,228)

(i) includes stock-based compensation expense as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Selling, general and administrative	$990	$591	$1,552	$1,485
Research and development	231	136	297	271
Total share-based compensation expense	$1,221	$727	$1,849	$1,756

Wrap Technologies, Inc.
Consolidated Balance Sheets
(unaudited - dollars in thousands)

	June 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$11,688	$5,330
Short-term investments	6,500	13,949
Accounts receivable and contract assets	1,949	2,830
Inventories, net	6,520	3,975
Prepaid expenses and other current assets	722	775
Total current assets	27,379	26,859
Property and equipment, net	588	758
Operating lease right-of-use asset, net	232	285
Intangible assets, net	2,588	2,569
Other assets	69	100
Total assets	$30,856	$30,571

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,928	$1,419
Accounts liabilities	8,562	1,463
Customer deposits	3	-
Deferred revenue	211	166
Operating lease liability - short term	113	108
Total current liabilities	10,817	3,156
Long-term liabilities	264	360
Total liabilities	11,081	3,516
Stockholders' equity	19,775	27,055
Total liabilities and stockholders' equity	$30,856	$30,571

Wrap Technologies, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2023	2022
Cash Flows From Operating Activities:
Net loss	$(9,035)	$(10,217)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	403	380
Share-based compensation	1,849	1,756
Warranty provision	(44)	45
Non-cash lease expense	53	49
Provision for doubtful accounts	(4)	8
Changes in assets and liabilities:
Accounts receivable	884	2,446
Inventories	(2,545)	(467)
Prepaid expenses and other current assets	53	168
Accounts payable	508	(417)
Operating lease liability	(52)	(41)
Customer deposits	3	(39)
Accrued liabilities and other	7,149	106
Warranty settlement	(6)	(63)
Deferred revenue	8	79
Net cash used in operating activities	(776)	(6,207)

Cash Flows From Investing Activities:
Purchase of short-term investments	(2,645)	(14,890)
Proceeds from maturities of short-term investments	10,000	20,000
Capital expenditures for property and equipment	(66)	(168)
Investment in patents and trademarks	(176)	(102)
Purchase of intangible assets	(10)	-
Investment in long-term deposits	-	(2)
Proceeds from long-term deposits	31	-
Net cash provided by (used in) investing activities	7,134	4,838

Cash Flows From Financing Activities:
Proceeds from exercise of stock options	-	75
Net cash provided by financing activities	-	75

Net decrease in cash and cash equivalents	6,358	(1,294)
Cash and cash equivalents, beginning of period	5,330	4,937
Cash and cash equivalents, end of period	$11,688	$3,643